Exhibit 10.3
SPS COMMERCE, INC.
2010 EQUITY INCENTIVE PLAN

Performance Stock Unit Agreement

SPS Commerce, Inc. (the “Company”), pursuant to its 2010 Equity Incentive Plan, as amended (the “Plan”), hereby grants to you, the Participant named below, an award of Performance Stock Units (the “PSUs”). The terms and conditions of this Performance Stock Unit Award (this “Award”) are set forth in this Performance Stock Unit Agreement (the “Agreement”), consisting of this cover page, the Award Terms and Conditions on the following pages and the attached Exhibit A, and in the Plan document, a copy of which has been provided to you. To the extent any capitalized term used in this Agreement is not defined, it shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Participant:
Target Number of PSUs:
Maximum Number of PSUs:
Grant Date:
Performance Period:	January 1, 2022 – December 31, 2024
Vesting Schedule:
The number of PSUs determined in accordance with Exhibit A to have been earned as of the end of the Performance Period will vest* on the date the Company’s Compensation Committee certifies such performance results, which shall be no later than March 15, 2025.

Performance Goals:	See Exhibit A
* Assumes your Service has been continuous from the Grant Date to the vesting date.

    By signing or otherwise authenticating this cover page, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding this Award.

PARTICIPANT:	SPS COMMERCE, INC.

By:
Title:

Exhibit 10.3
SPS Commerce, Inc.
2010 Equity Incentive Plan, as amended
Performance Stock Unit Agreement

Award Terms and Conditions

1.Award of Performance Stock Units. The Company hereby confirms the grant to you, as of the Grant Date and subject to the terms and conditions of this Agreement and the Plan, of an award of Performance Stock Units in an amount initially equal to the Target Number of PSUs specified on the cover page of this Agreement. The number of PSUs that may actually be earned and become eligible to vest pursuant to this Award can be between 0% and 200% of the Target Number of PSUs, but may not under any circumstances exceed the Maximum Number of PSUs specified on the cover page of this Agreement. Each PSU that is earned as a result of the performance goals specified in Exhibit A to this Agreement having been satisfied and which thereafter vests represents the right to receive one Share of the Company’s common stock. Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the PSUs granted to you will be credited to an account in your name maintained by the Company. This account will be unfunded and maintained for book-keeping purposes only, with the PSUs simply representing an unfunded and unsecured contingent obligation of the Company.

2.    Restrictions Applicable to PSUs. Neither this Award nor the PSUs subject to this Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan. Following any such transfer, the PSUs shall continue to be subject to the same terms and conditions that were applicable to the PSUs immediately prior to their transfer. Any attempted transfer in violation of this Section 2 shall be void and ineffective. The PSUs and your right to receive Shares in settlement of any PSUs under this Agreement shall be subject to forfeiture except to the extent the PSUs have been earned and thereafter vest as provided in Sections 4 and 5.

3.    No Shareholder Rights. The PSUs subject to this Award do not entitle you to any rights of a shareholder of the Company’s common stock. You will not have any of the rights of a shareholder of the Company in connection with any PSUs granted or earned pursuant to this Agreement unless and until Shares are issued to you in settlement of earned and vested PSUs as provided in Section 6.

4.    Vesting and Forfeiture of PSUs. The PSUs shall vest at the earliest of the following times and to the degree specified.

(a)Scheduled Vesting. The number of PSUs that have been earned during the Performance Period, as determined by the Committee in accordance with Exhibit A, will vest on the Scheduled Vesting Date, so long as your Service has been continuous from the Grant Date to the Scheduled Vesting Date. For these purposes, the “Scheduled Vesting Date” means the date the Committee certifies (i) the degree to which the performance goal for the Performance Period has been satisfied, and (ii) the number of PSUs that have been earned during the Performance Period as determined in accordance Exhibit A, which certification shall occur no later than March 15 of the calendar year immediately following the calendar year during which the Performance Period ended.

(b)Change in Control. If a Change in Control occurs after the Grant Date but before the Scheduled Vesting Date and your Service continues to the date of the Change in Control, then the Performance Period will be truncated and will end as of the end of the Company’s most recently completed fiscal quarter prior to the date of the Change in Control. You will be entitled to have vest as of the date of the Change in Control the number of PSUs that are determined to have been earned based on actual performance against the performance goal specified in Exhibit A over the truncated Performance Period. You acknowledge and agree that with respect to any employment or severance agreement between you and the Company, the number of PSUs subject to accelerated vesting pursuant to this Section 4(b) shall conclusively be deemed 100% of the unvested PSUs subject to this Award.

(c)Retirement.

i.If your employment terminates prior to the Scheduled Vesting Date due to Retirement, the requirement for continuous Service set forth in Section 4(a) shall be deemed satisfied through the Scheduled Vesting Date. You will be entitled to have vest, on the Scheduled Vesting Date, the number of PSUs that are determined to have been earned based on actual performance against the performance goal specified in Exhibit A over the Performance Period.

ii.The accelerated vesting of PSUs under this Section 4(c) upon your Retirement will be conditioned on (A) your timely execution (and non-rescission) of a Release, and (B) your continued compliance with your obligations under the Confidentiality Agreement. Notwithstanding anything to the contrary in this Agreement, if you breach any provision of the Confidentiality Agreement, whether before or after your Retirement, then (A) you shall immediately forfeit all outstanding PSUs and any right to receive shares thereunder, and (B) with respect to Shares that have been issued pursuant to this Award, you shall either (A) return such Shares to the Company or (B) pay to the Company in cash an amount equal to the fair market value of the shares as of the date that the receipt of such shares became taxable to you.

iii.Definitions.

1.“Confidentiality Agreement” means the At Will/ Confidentiality Agreement Regarding Certain Terms and Conditions of Employment.

2.“Release” means a standard release of claims in the form provided by the Company at the time of Retirement, which must be executed and become irrevocable within forty-five (45) days following the date of Retirement. If you do not timely execute and deliver the Release to the Company, or if you subsequently revoke the Release, then you will automatically forfeit all PSUs covered by this Award which otherwise would have bested pursuant to this Section 4(c) effective as of the date of Retirement.

3.You will be considered to incur a “Retirement” if you voluntarily terminate Service and meet all of the following requirements at the time or such termination: (A) you are at least fifty-eight (58) years old and have completed ten (10) years of continuous Service with the Company or you are at least sixty-five (65) years old (without regard to years of Service); (B) you have provided the Company not less than six (6) months prior written notice of your intent to retire; (C) you continue to perform full-time Service for the Company materially consistent with your full-time responsibilities and services, performed prior to the date on which you provided written notice of your Retirement, through the date of your termination of Service; (D) the date of your termination of Service occurs on the retirement date that you have previously identified (and such termination date is no less than six (6) months after the date on which you provided written notice of Retirement); and (E) the Company does not provide you with written notice on or before the anticipated Retirement date that the Company intends or has grounds to terminate your continuous Service for Cause]

(d)Forfeiture of Unvested PSUs. To the extent Sections 4(a) or 4(b) is applicable to this Award, any PSUs that do not vest on the applicable vesting date as provided therein shall immediately be forfeited. If your Service terminates prior to the Scheduled Vesting Date under circumstances other than as set forth in Section 4(b) or 4(c), all unvested PSUs shall immediately be forfeited.

5.    Settlement of PSUs. As soon as practicable after any Vesting Date, but no later than 75 days thereafter, the Company shall cause to be issued to you (or your beneficiary or personal representative) one Share in payment and settlement of each vested PSU. Delivery of the Shares shall be effected by the issuance of a stock certificate to you, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the shares to a brokerage account you designate, and shall be subject to the tax withholding provisions of Section 6 and compliance with all applicable legal requirements, including compliance with the requirements of applicable federal and state securities laws, and shall be in complete satisfaction and settlement of such vested PSUs.

6.    Tax Consequences and Withholding. As a condition precedent to the delivery of Shares in settlement of the PSUs, you are required to pay to the Company, in accordance with Section 14 of the Plan, the amount of any required domestic or foreign tax withholding obligations, including any social security or social insurance obligations (“Tax Withholding Obligations”). You hereby authorize the Company to withhold from payroll or other amounts payable to you any sums required to satisfy such Tax Withholding Obligations. Prior to the Vesting Date, you must make arrangements acceptable to the Company for payment of any Tax Withholding Obligations, which may include (i) delivering Shares you already own or having the Company retain a portion of the Shares that would otherwise be delivered to you, in either case with an aggregate Fair Market Value equal to the required amount of the Tax Withholding Obligations, or (ii) establishing a “10b5-1 Plan” pursuant to which a brokerage firm acceptable to the Company is authorized to sell on your behalf in the open market at the then prevailing market price(s) as soon as practicable on or after the Vesting Date the minimum whole number of Shares from the Shares issuable to you in settlement of the vested PSUs as is determined to be sufficient to generate cash proceeds adequate to satisfy such Tax Withholding Obligations.

7.    Discontinuance of Service. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement. Nothing in this Agreement is intended to, or does, constitute a contract of employment between you and the Company or any Affiliate.

8.    Governing Plan Document. This Agreement and the Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

9.    Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Delaware (without regard to its conflicts or choice of law principles).

10.    Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

11.    Severability. If any term or provision in this Agreement shall be held to any extent to be unlawful, void or unenforceable under any enactment or rule of law, that term or provision shall, to that extent, be deemed not to be part of this Agreement and the validity and enforceability of the remainder of this Agreement shall not be affected.

12.    Section 409A of the Code. The award of PSUs as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended to be exempt from Section 409A of the Code under the short-term deferral exception specified in Treas. Reg. § 1.409A-l(b)(4).

13.    Compensation Recovery Policy. To the extent that any compensation paid or payable pursuant to this Agreement is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, such compensation shall be subject to potential forfeiture or recovery by the Company in accordance with the Company’s current compensation recovery policy and any amended or subsequently adopted compensation recovery policy adopted by the Board or any committee thereof in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s common stock is then listed. This Agreement may be unilaterally amended by the Company to comply with any such compensation recovery policy.

By signing or otherwise authenticating the cover page of this Agreement, you agree to all the terms and conditions described above and in the Plan document.

Exhibit A to Performance Stock Unit Agreement
Performance Goals and Determination of Earned PSUs

Participant:

Grant Date:

Target Number of PSUs:

Performance Period:    January 1, 2022 – December 31, 2024
(or such shorter period as provided in Section 4(b) of the Agreement)

Subject to the terms of the Performance Stock Unit Agreement (“Agreement”) referenced above and to which this Exhibit A is attached and of which it is a part, the number of PSUs that will be earned and become eligible to vest as of the Scheduled Vesting Date will be determined as provided below. Any capitalized term used in this Exhibit A that is not defined herein will have the meaning given to it in the Agreement or the Plan.
1.    Earned PSUs. The number of earned PSUs is calculated by multiplying the Target Number of PSUs specified on the cover page of the Agreement by the Performance Multiplier Percentage.

2.    Definitions. For purposes of determining the Performance Multiplier Percentage, the following terms shall have the meanings indicated:

(a)    “Index” means the Russell 2000 Index.

(b)    “TSR” or “Total Shareholder Return” for the Company or the Index during the Performance Period means the cumulative total return during the Performance Period on the Company’s Stock or a deemed investment in the Index, as measured by the change in the price of a share of the Company’s Stock or in the Index value, as the case may be, from the beginning of the Performance Period to the end of the Performance Period and taking into account the assumed reinvestment of all dividends paid during the Performance Period, expressed as a percentage comparing such cumulative total return to the price of a share of the Company’s Stock or the Index value, as the case may be, at the beginning of the Performance Period. Total Shareholder Return shall be calculated consistent with the following principles:

(i)The Stock price or Index value at the beginning of the Performance Period will be the average closing sale price of the Stock (on the principal U.S. exchange) or average Index value (as reported in the Wall Street Journal) for the 20 trading days immediately preceding the first day of the Performance Period.

(ii)    The Stock price or Index value at the end of the Performance Period will be the average closing sale price of the Stock (on the principal U.S. exchange) or average Index value (as reported in the Wall Street Journal) for the last 20 trading days of the Performance Period.

(c)    “Performance Multiplier Percentage” or “PMP” means the percentage specified in the following table that corresponds to the TSR achieved by the Company during the Performance Period as compared to the TSR achieved by the Index during the Performance Period. If the comparison of Company TSR against Index TSR falls between the performance levels specified in the table, the corresponding

Performance Multiplier Percentage will be determined by linear interpolation. If Company TSR is greater than Index TSR but is negative, the Performance Multiplier Percentage shall be capped at 100%.

Company TSR as Compared to Index TSR	Performance Multiplier Percentage
Company TSR is more than 10 percentage points less than Index TSR	0%
Company TSR is 10 percentage points less than Index TSR	40%
Company TSR is equal to Index TSR	80%
Company TSR is 5 percentage points greater than Index TSR	100%
Company TSR is 30 percentage points greater than Index TSR	200%

3.    Rounding. In calculating the Performance Multiplier Percentage, percentages shall be rounded to the nearest one-tenth of one percent. In calculating the number of earned PSUs, the number of earned PSUs shall be rounded to the nearest whole unit.
4.    Sample Calculations. Assume that you are awarded a PSU award that involves a Target Number of 1,000 PSUs.

Example 1. Assume that the Company TSR during the Performance Period is 22% and the Index TSR is 20%. The PMP, which will be between 80% and 100%, is determined by adding to the PMP of 80% an additional 8% calculated as follows:

(100% - 80%) x ((22% -20%)/(5%)) =8%

In this example, the difference between the relevant PMPs (100% - 80%) is multiplied by a fraction whose numerator is the difference between the Company’s actual performance (22%) and the performance that corresponds to an 80% PMP (20%), and denominator is the amount of performance improvement that would increase the PMP from 80% to 100% (5 percentage points).

Finally, multiply the 1,000 target PSUs by the 88% PMP to get 880 earned PSUs.

Example 2. Assume that the Company TSR during the Performance Period is 36% and the Index TSR is 20%. The PMP, which will be between 100% and 200%, is determined by adding to the PMP of 100% an additional 44% calculated as follows:

(200% - 100%) x ((36% - 25%)/(25%)) =44%

In this example, the difference between the relevant PMPs (200% - 100%) is multiplied by a fraction whose numerator is the difference between the Company’s actual performance (36%) and the performance that corresponds to a 100% PMP (25%), and denominator is the amount of performance improvement that would increase the PMP from 100% to 200% (25 percentage points [30-5]).

Finally, multiply the 1,000 target PSUs by the 144% PMP to get 1,440 earned PSUs.

Example 3. Assume that the Company TSR during the Performance Period is 16% and the Index TSR is 20%. The PMP, which will be between 40% and 80%, is determined by adding to the PMP of 40% an additional 24% calculated as follows:

(80% - 40%) x ((16% - 10%)/(10%)) = 24%

In this example, the difference between the relevant PMPs (80% - 40%) is multiplied by a fraction whose numerator is the difference between the Company’s actual performance (16%) and the performance that corresponds to a 40% PMP (10%), and denominator is the amount of performance improvement that would increase the PMP from 40% to 80% (10 percentage points).

Finally, multiply the 1,000 target PSUs by the 64% PMP to get 640 earned PSUs.